Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 16, 2026
Registration Statement Nos. 333-292293 and 333-292293-01

**PRICING DETAILS** ~$1.2BN+ Offered Exeter Automobile Receivables Trust (EART) 2026-3 Subprime Auto ABS

Joint Bookrunners: Wells Fargo Securities (Str), Barclays, and JP Morgan
Co-Managers: Citi, Citizens, Deutsche Bank

-Anticipated Capital Structure-
CL	Size($MM)	Offered($MM)	S&P/M*	WAL^	P. WIN^	E. MTY^	L. MTY	BENCH	SPREAD	CPN%	YLD%	$PX
A-1	$142.000	$134.900	A-1+/P-1	0.13	01-03	09/2026	07/2027	I-CRV	+ 38	4.046	4.046	100.00000
A-2	$236.220	$224.409	AAA/Aaa	0.54	03-11	05/2027	12/2028	I-CRV	+ 60	4.360	4.401	99.99950
A-3	$267.470	$254.096	AAA/Aaa	1.38	11-23	05/2028	07/2030	I-CRV	+ 59	4.470	4.512	99.99993
B	$140.340	$133.323	AA/Aaa	2.15	23-30	12/2028	03/2031	I-CRV	+ 70	4.700	4.753	99.98669
C	$146.420	$139.099	A/Aa3	2.75	30-37	07/2029	10/2032	I-CRV	+ 90	4.920	4.975	99.98936
D	$194.310	$184.594	BBB/Baa3	3.59	37-50	08/2030	10/2032	I-CRV	+ 140	5.440	5.505	99.99077
E	$130.900	$124.355	BB-/NR	4.52	50-57	03/2031	07/2034	I-CRV	+ 340	7.420	7.537	99.99539
N	$34.410	$32.689	B/NR	0.57	05-09	03/2027	07/2034	I-CRV	+ 295	6.660	6.754	99.99983
* Expected Ratings
^ 1.50% ABS to 5.00% Clean-Up Call

-Transaction Summary-
Issued Size: $1.292BN+
Offered Size:$1.227BN+
Exp. Settle: On or about 06/24/2026
First Pay Date: 07/15/2026
Pxg Speed: 1.50% ABS to 5.00% Call
Offering Format: (Class A-D): SEC REG (Public) | (Class E & N): 144A / Reg S / IAI
ERISA Eligible: (Class A-D): Yes | (Class E & N): No
Exp. Ratings: S&P/Moody's
Min Denoms: (Class A-D): $1k x $1k | (Class E): 1,984,000 x $1k (Upsize) | (Class N): 1,720,000 x $1k (Upsize)
BBG Ticker: EART 2026-3
B&D: Wells Fargo Securities

-Available Information-
Preliminary Prospectus: Attached
Preliminary Offering Memorandum: Attached
Ratings FWP: Attached
Intex CDI: Attached
Intexnet Deal Name: wsexar2603_upsize | Password: VVJ7
Dealroadshow: https://dealroadshow.com | Code: EART20263
Dealroadshow Direct Link: https://dealroadshow.com/e/EART20263

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EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Automobile Receivables Trust 2026-3 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-645-3751.